Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD THIRD
QUARTER 2018 SALES AND EARNINGS

Fort Wayne, IN - October 26, 2018 - Franklin Electric Co., Inc. (NASDAQ: FELE) reported third quarter 2018 GAAP fully diluted earnings per share (EPS) of $0.63, versus a GAAP fully diluted EPS in the third quarter 2017 of $0.52. Third quarter 2018 sales were $341.9 million, compared to 2017 third quarter sales of $311.1 million. Third quarter 2018 organic sales increased about 8 percent when excluding the impact of foreign currency translation. Third quarter EPS before the impact of restructuring expenses was $0.64 compared to 2017 third quarter EPS before restructuring of $0.53 (see table below for a reconciliation of GAAP EPS to EPS before restructuring).

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“Our third quarter earnings were a record for any third quarter in the Company’s history. Our earnings per share grew by over 20 percent from the third quarter 2017.  Our consolidated organic sales growth before the impact of foreign exchange was about 8 percent, led by 49 percent organic growth in our Pioneer branded dewatering equipment products and 22 percent organic growth in our Fueling Systems business.

Our results were negatively impacted by a significant and unexpected strengthening of the U.S. dollar in the quarter against many developing world currencies lowered our overall net sales by $11.2 million, or 4 percent and lowered our operating income by an estimated $1.6 million or about 5 percent versus the third quarter of last year. In addition, we had below the operating income line transactional foreign exchange losses of $1.6 million in the quarter as the sudden declines in the Turkish Lira, South African Rand, and Brazilian Real versus the U.S. dollar exposed us to short term liability valuation adjustments, primarily in August.  The combined impact of foreign exchange reduced our earnings per share by about $0.05.”

Key Performance Indicators:

Earnings Before and After Restructuring	For the Third Quarter
(in millions)	2018	2017	Change

Net Income attributable to FE Co., Inc. Reported	$30.0	$24.5	22%
Allocated Earnings	$(0.2)	$(0.2)
Earnings for EPS Calculations	$29.8	$24.3	23%

Restructuring (before tax):	$0.3	$1.0

Restructuring, net of tax:	$0.2	$0.6

Earnings Before Restructuring	$30.0	$24.9	20%

Earnings Per Share	For the Third Quarter
Before and After Restructuring	2018	2017	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	47.2	47.0	—%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.63	$0.52	21%

Restructuring Per Share, net of tax	$0.01	$0.01

Fully Diluted EPS Before Restructuring	$0.64	$0.53	21%

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated

Q3 2017	$97.1	$32.6	$46.9	$19.4	$196.0	$64.1	$68.1	$(17.1)	$311.1
Q3 2018	$105.8	$31.2	$44.0	$17.3	$198.3	$78.8	$78.0	$(13.2)	$341.9
Change	$8.7	$(1.4)	$(2.9)	$(2.1)	$2.3	$14.7	$9.9	$3.9	$30.8
% Change	9%	(4)%	(6)%	(11)%	1%	23%	15%		10%

Foreign currency translation	$(0.6)	$(4.2)	$(5.2)	$(0.6)	$(10.6)	$(0.6)	$—
% Change	(1)%	(13)%	(11)%	(3)%	(5)%	(1)%	—%

Acquisitions		$3.9			$3.9	$1.3	$8.2

Volume/Price	$9.3	$(1.1)	$2.3	$(1.5)	$9.0	$14.0	$1.7
% Change	10%	(3)%	5%	(8)%	5%	22%	2%

Operating Income and Margins
(in millions)	For the Third Quarter 2018
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$28.4	$20.9	$3.1	$(12.3)	$40.1
% Operating Income To Net Sales	14.3%	26.5%	4.0%		11.7%

Restructuring	$—	$—	$0.3	$—	$0.3
Operating Income/(Loss) Before Restructuring	$28.4	$20.9	$3.4	$(12.3)	$40.4
% Operating Income to Net Sales Before Restructuring	14.3%	26.5%	4.4%		11.8%

	For the Third Quarter 2017
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$28.3	$17.1	$2.0	$(15.4)	$32.0
% Operating Income To Net Sales	14.4%	26.7%	2.9%		10.3%

Restructuring	$1.0	$—	$—	$—	$1.0
Operating Income/(Loss) Before Restructuring	$29.3	$17.1	$2.0	$(15.4)	$33.0
% Operating Income to Net Sales Before Restructuring	14.9%	26.7%	2.9%		10.6%

Water Systems

Water Systems sales were $198.3 million in the third quarter 2018, versus the third quarter 2017 sales of $196.0 million. Water Systems organic sales increased about 5 percent compared to the third quarter of 2017. Water Systems sales decreased about 5 percent in the quarter due to foreign currency translation. In the third quarter of 2018, sales from businesses acquired since the third quarter of 2017 were $3.9 million.

Water Systems sales in the U.S. and Canada increased by about 9 percent compared to the third quarter 2017. Foreign currency translation decreased sales by about 1 percent. Sales of Pioneer branded dewatering equipment increased by over 70 percent in the third quarter when compared to the prior year due to continued strength in North American oil and gas markets and diversification of product sales channels and geographies. Sales of other surface pumping equipment increased by about 6 percent on stronger HVAC and wastewater products, versus the third quarter 2017. Sales of groundwater pumping equipment decreased by about 5 percent on lower residential and agricultural system sales, versus the third quarter 2017.

Water Systems sales in markets outside the U.S. and Canada were flat organically. Overall, sales declined about 6 percent with foreign currency translation decreasing sales by about 10 percent and revenue from acquired units increasing sales by about 4 percent. International Water Systems local currency sales improved in Europe, the Middle East, and Africa, but were offset by lower sales in Asia Pacific and Brazil when compared to the third quarter 2017. Combined, sales in Asia Pacific and Brazil declined by about 9 percent organically. In Asia Pacific, the Company’s sales decline was nearly all related to lower sales activity in Thailand where sales continued to be adversely impacted by reductions in government funding for water related projects. In Brazil, the Company’s sales decreased due to a continued slowdown of the economic environment.

Water Systems operating income was $28.4 million in the third quarter 2018, flat compared to $28.3 million in the third quarter 2017. Operating income growth in the U.S. and Canada was offset by declines in international regions, in part due to weakening foreign currencies versus the U.S. dollar.

Fueling Systems

Fueling Systems sales were $78.8 million in the third quarter 2018, a new record for any quarter. The third quarter 2017 sales were $64.1 million. Fueling Systems organic sales were up about 22 percent compared to the third quarter of 2017. In the third quarter of 2018, sales from businesses acquired since the third quarter of 2017 were $1.3 million.

Fueling Systems sales in the U.S. and Canada increased by about 9 percent compared to the third quarter 2017. The increase was principally in the fuel management and piping and containment systems product lines. Outside the U.S. and Canada, Fueling Systems revenues grew by about 47 percent, led by stronger sales in China, India and Latin America.

Third quarter Fueling Systems operating income was $20.9 million and was a new record for any quarter in the segment’s history. The third quarter 2017 Fueling Systems operating income was $17.1. The increase in operating income was primarily related to higher sales.

Distribution

Distribution sales were $78.0 million in the third quarter 2018, versus third quarter 2017 sales of $68.1 million. In the third quarter of 2018, sales from businesses acquired since the third quarter of 2017 were $8.2 million. The Distribution segment organic sales increased about 2 percent compared to the third quarter of 2017.

The Distribution segment operating income was $3.1 million in the third quarter of 2018, compared to $2.0 million in the third quarter of 2017.

Overall

The Company’s consolidated gross profit was $113.0 million for the third quarter of 2018, an increase from the third quarter of 2017 gross profit of $103.8 million. The gross profit increase was primarily due to higher sales. The gross profit as a percent of net sales was 33.0 percent in the third quarter of 2018 compared to 33.4 percent in the third quarter of 2017.

Selling, general, and administrative (SG&A) expenses were $72.5 million in the third quarter of 2018 compared to $70.9 million in the third quarter of the prior year. The increase in SG&A expenses from acquired businesses was $2.9 million. Excluding the acquired entities, the Company’s SG&A expenses in the third quarter of 2018 were $69.6 million, a decrease of about 2 percent from the third quarter 2017, due primarily to the effect of foreign currency translations in the third quarter of 2018 versus the prior year.

The Company ended the third quarter of 2018 with a cash balance of $41.2 million, which was $26.0 million lower than at the end of 2017. Cash has decreased primarily due to acquisitions as well as working capital requirements partially offset by an increase in cash from earnings.

Commenting on the outlook for the remainder of 2018, Mr. Sengstack said:

“As we look to the end of 2018, there are two primary issues that we believe will result in our full year 2018 earnings per share to be below our current guidance of $2.27 to $2.37 before restructuring expenses:

1)	we will not recover the impact of the foreign exchange headwinds we experienced in the third quarter which we believe negatively impacted EPS by five cents, and;

2)	continued uncertainty in some international Water Systems end markets will likely continue.

As a result, we are revising our 2018 full year EPS to now be between $2.22 and $2.26.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EDT. The third quarter 2018 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/m6/p/2puhk3z3

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is: 1096938.

A replay of the conference call will be available Friday, October 26, 2018 at 12:00 noon EDT through noon EDT on Friday, November 2, 2018, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 1096938.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Net sales	$341,866	$311,113	$981,466	$836,714
Cost of sales	228,900	207,271	653,442	554,303
Gross profit	112,966	103,842	328,024	282,411
Selling, general, and administrative expenses	72,483	70,850	223,723	196,077
Restructuring expense	346	1,009	990	1,575
Operating income	40,137	31,983	103,311	84,759
Interest expense	(2,443)	(2,297)	(7,477)	(8,055)
Other income/(expense), net	(422)	438	(581)	6,616
Foreign exchange income/(expense)	(1,601)	193	(3,151)	296
Income before income taxes	35,671	30,317	92,102	83,616
Income tax expense	5,739	5,769	10,916	12,890
Net income	$29,932	$24,548	$81,186	$70,726
Less: Net (income)/loss attributable to noncontrolling interests	74	(78)	491	(617)
Net income attributable to Franklin Electric Co., Inc.	$30,006	$24,470	$81,677	$70,109

Income per share:
Basic	$0.64	$0.52	$1.74	$1.50
Diluted	$0.63	$0.52	$1.72	$1.48

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	September 30, 2018	December 31, 2017
ASSETS

Cash and equivalents	$41,173	$67,233
Receivables	193,429	171,007
Inventories	323,215	312,325
Other current assets	31,948	38,566
Total current assets	589,765	589,131

Property, plant, and equipment, net	206,157	215,694
Goodwill and other assets	396,229	380,528
Total assets	$1,192,151	$1,185,353

LIABILITIES AND EQUITY

Accounts payable	$75,348	$79,348
Accrued expenses and other current liabilities	67,567	66,100
Current maturities of long-term debt and short-term borrowings	122,846	100,453
Total current liabilities	265,761	245,901

Long-term debt	94,229	125,596
Income taxes payable non-current	10,365	17,391
Deferred income taxes	29,601	30,913
Employee benefit plans	36,361	42,178
Other long-term liabilities	18,873	19,251

Redeemable noncontrolling interest	616	1,502

Total equity	736,345	702,621
Total liabilities and equity	$1,192,151	$1,185,353

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	September 30, 2018	September 30, 2017

Cash flows from operating activities:
Net income	$81,186	$70,726
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	28,987	28,418
Share-based compensation	6,627	6,043
Gain on equity investment	—	(5,165)
Other	(1,234)	(2,444)
Changes in assets and liabilities:
Receivables	(30,853)	8,449
Inventory	(15,571)	(35,758)
Accounts payable and accrued expenses	(6,094)	(17,942)
Income taxes-U.S. Tax Cuts and Jobs Act	(7,026)	—
Other	4,396	(11,963)
Net cash flows from operating activities	60,418	40,364

Cash flows from investing activities:
Additions to property, plant, and equipment	(15,108)	(22,517)
Proceeds from sale of property, plant, and equipment	432	207
Acquisitions and investments	(42,085)	(51,783)
Other investing activities	388	149
Net cash flows from investing activities	(56,373)	(73,944)

Cash flows from financing activities:
Change in debt	(8,203)	5,594
Proceeds from issuance of common stock	8,747	3,770
Purchases of common stock	(12,080)	(3,263)
Dividends paid	(16,960)	(15,245)
Purchase of redeemable non-controlling shares	—	(5,047)
Net cash flows from financing activities	(28,496)	(14,191)
Effect of exchange rate changes on cash	(1,609)	3,569
Net change in cash and equivalents	(26,060)	(44,202)
Cash and equivalents at beginning of period	67,233	104,331
Cash and equivalents at end of period	$41,173	$60,129

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.